Exhibit (a)(1)(xiii)

INSTRUCTION FORM

CARESTOCK EMPLOYEE STOCK PURCHASE PLAN

BEFORE SUBMITTING YOUR INSTRUCTION, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER DOCUMENT AND ALL OTHER ENCLOSED MATERIALS. WHETHER OR NOT YOU DECIDE TO ACCEPT THE OFFER, YOU SHOULD DELIVER YOUR INSTRUCTION TO THE INDEPENDENT PLAN TABULATOR.

CONTROL NUMBER:

Mark, date and sign this instruction form and mail it promptly in the enclosed, postage-paid envelope. To be included in the tabulation, your instruction must be received by the Independent Plan Tabulator no later than 4:00 PM, EDT, Thursday, April 19, 2007, which is three business days before the expiration date, unless the acceptance period is extended.

As a participant in the CareStock Employee Stock Purchase Plan (the “Plan”) you have the right to instruct AST Equity Plan Solutions, as administrator (the “Administrator”) of the Plan, to tender all, some or none of the shares of Common Stock of CVS/Caremark Corporation, credited to your Plan account pursuant to the Offer to Purchase with Cash by CVS/Caremark Corporation.

The tender offer, the proration period and the withdrawal rights expire 11:59 PM, EDT, Tuesday, April 24, 2007 unless the tender is otherwise extended. Shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration of the offer to exchange, but not during any subsequent offering period.

I acknowledge receipt of the prospectus/offer of CVS/Caremark Corporation, together with other documents relating to the offer.

Check ONE box below.

☐	TENDER ALL shares of CVS/Caremark Corporation Common Stock credited to my Plan account pursuant to the offer.

☐	TENDER PERCENT (%) (1% - 99%, whole percentage only) of shares of CVS/Caremark Corporation Common Stock credited to my Plan account pursuant to the offer.

☐	DO NOT TENDER ANY shares of CVS/Caremark Corporation Common Stock credited to my Plan account pursuant to the offer.

, 2007
Signature	Date